Everlake Assurance Company
3100 Sanders Road, Suite 303 Northbrook, IL 60062
Phone 847.665.9930
Email angela.fontana@everlakelife.com

Angela K. Fontana
Senior Vice President,
Chief Legal Officer and Secretary

March 4, 2026

To: Everlake Assurance Company
Northbrook, IL 60062

From: Angela K. Fontana
Senior Vice President, Chief Legal Officer and Secretary

Re: Form N-6 Registration Statement Under the Securities Act of 1933
File No. 333-214403
FutureVest® VUL

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 ("Registration Statement") by Everlake Assurance Company Variable Life Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Individual Variable Universal Life Insurance Policies ("Policies") offered by Everlake Assurance Company. Premiums paid under variable universal life insurance policies offered by Everlake Assurance Company may be allocated by Everlake Assurance Company to the Separate Account in accordance with the owners' direction with reserves established by Everlake Assurance Company to support such Policies.

The Policies are no longer available for sale and were sold only in jurisdictions authorizing such sales.

The Policies are designed to provide life insurance protection and were offered in a manner described in the Prospectus which is included in the Registration Statement.

I have examined all such corporate records of Everlake Assurance Company and such other documents and laws as I consider appropriate as a basis for this opinion on the basis of such examination, it is my opinion that:

1) Everlake Assurance Company is a corporation duly organized and validly existing under the laws of the State of Illinois.

2) The Separate Account is an account established and maintained by Everlake Assurance Company pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of Everlake Assurance Company.

3) Assets allocated to the Separate Account will be owned by Everlake Assurance Company. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Everlake Assurance Company may conduct.

4) When issued and sold as described above, the Policies were duly authorized and constitute validly issued and binding obligations of Everlake Assurance Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Sincerely,

Angela K. Fontana
Senior Vice President, Chief Legal Officer and Secretary